Annual Report

Cover Page

Name of issuer:

VoiceVoice, Inc. dba MaestroConference

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 3/20/2007

Physical address of issuer:

1025 3rd Street
Oakland CA 94607

Website of issuer:

http://www.maestroconference.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

4

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$113,371.00	$44,069.32
Cash & Cash Equivalents:	$100,538.00	$25,686.50
Accounts Receivable:	$8,450.00	$14,000.00
Short-term Debt:	$370,368.64	$288,816.74
Long-term Debt:	$416,587.19	$700,052.83
Revenues/Sales:	$982,347.72	$966,907.42
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($158,462.54)	$278,655.68

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Changes Since Your Last Wefunder Filing

Would you like to include a message to your investors in your annual report?

Have there been changes to your directors or officers?

Have there been changes to your list of principle security holders?

Have there been other exempt offerings that the issuer has conducted that weren't included in the issuer's last Form C filing with Wefunder?

Have there been any other changes that investors should be aware of?

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VoiceVoice, Inc. dba MaestroConference

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☑ Yes ☐ No

Reason for failure to comply:

Late filing of 2016 Annual Report

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Julian Martinez	Director of Marketing	MaestroConference	2016
Chris Kyle	eLearning Consultant & Educator	ChrisKyle.com and Ascendant Company	2010
Brian Burt	CEO	Maestro Conference	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Brian Burt	Founder	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Brian Burt	4,140,000	86.25

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company's operations may be unprofitable, and may result in the total loss of investment.

While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

The software industry is highly competitive, and software can fail.

The software industry is highly competitive with a large and ever-increasing number of products competing for a limited market. While the Company believes in good faith that its products implement cutting edge technology, existing or future competitors could possibly produce and market products comparable or superior to those of the Company, or be more effective at marketing, sales, service or implementation. Any conferencing platform may have technology issues such as phone network downtime, server or service downtown, hacking attacks that impact reliability, upgrade or improvements with unintended consequences, or other issues which make our technology unaivailable to our customers or participants until fixed. Such a scenario may have a material adverse effect on the Company's business, results of operations, and financial condition, and thus upon the Company's financial condition.

The success of the Company is highly dependent upon the ability of its CEO and management team, to attract and retain qualified managers and other personnel in a competitive environment.

Growth of the Company will require the recruitment, retention, and integration of additional highly qualified individuals. Even if such personnel can be hired, the projected growth in staff could present further management risks. The market for qualified personnel is highly competitive in the San Francisco Bay Area in particular, and there can be no assurances that any critical positions can be filled there on a timely basis.

The Company's revenue model may be impaired or change.

The Company's success depends mainly on its ability to receive revenue as earnings from the Company's social conferencing platform. The Company may not receive revenue if the social conferencing platform is not able to successfully generate earnings. Also, the Company may generate earnings but retain some or all of the earnings for growth and development of its business and, accordingly, not make distributions to the shareholders. If the Company does not generate revenue, its business, financial condition, and operating results will be materially adversely affected.

The Company intends to use a significant portion of the proceeds from the Offering for unspecified working capital.

The Offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for it (focused on sales and marketing) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that Investors could evaluate. Such portion of the proceeds from this Offering will be used for the purposes that the Company's management deems to be in its best interests in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgment with respect to application and allocation of such portion of the proceeds of this Offering. The Company may choose to use the proceeds in a manner that Investors do not agree with, and Investors may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and thus the Company, and ultimately cause a Investor to lose all or a portion of his or her investment.

From time to time, third parties may claim that one or more of the Company's products infringe their intellectual property rights.

The Company has received no notices or indications otherwise and believes they have not infinged in anyone else's IP rights. That said, the Company's technology-driven business is highly dependent on the Company's intellectual property. While the Company believes in good faith that it has robust rights to all intellectual property needed for its business, any dispute or litigation regarding intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert the Company's management and key personnel from its business operations. A claim of intellectual property infringement could force the Company to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require the Company to redesign or relabel its products, which would be costly and time-consuming, and/or could subject the Company to an injunction against sale of certain of its products. The Company may have to pay substantial damages, including damages for past infringement if it is ultimately determined that its products candidates infringe a third party's proprietary rights.

The Company has a small team, and the loss of key team members, and especially the loss or death of the founder Brian Burt, could harm the Company's ability to implement their plans.

The Company could be harmed in the event of the death or disability of founder Brian Burt. Likewise, key team members could leave or become unable to serve, decreasing the Company's ability to achieve its goals. With key team members in the San Francisco Bay area, it's possible an earthquake or other natural event could simultaneously impact multiple employees. The Company also leverages the global talent pool and political risks, natural disasters, communication outages and other factors can make team members unavailable or otherwise impact our ability to keep operating at current efficiency.

The Company may need more money.

The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case the Company might need to reduce sales & marketing, engineering, or other expenses. Were recurring revenue to decrease, further cuts would be needed, and hurt the Company's ability to meet its goals. Even if the Company raises this entire round successfully, we may need to raise more capital in the future in order to continue. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because of the terms of future investment rounds.

The Company may not become profitable, nor be sold for amounts able to recoup this investment.

The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team, or other factors, there's no gaurantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering. Even if those do occur, there's no guarantee that investor returns will be positive.

The Company's securities may not be marketable.

Even if the Company is successful, an investor may want immediate access to the then-net worth of the investment, but selling private securities can be difficult or impossible. In this case, an investor may need to wait until a liquidity event, and there are no guarantees one will occur.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
Preferred Stock (Seed)	7,600,000	6,520,660	Yes	Yes
Preferred Stock (Priced Round)	1,500,000	365,000	Yes	No
Common Stock	15,000,000	4,150,000	No	No
Other			Choose	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	4,250,000
Other Rights:	

Describe any other rights:

500 Startups KISS-A Convertible Security

Converts to 5% share of Company's fully-diluted capitalization following a qualified preferred stock financing of at least $1,000,000. Holder has follow-on right to participate in the qualified financing up to the lesser of $500,000 or 20% of the qualified financing.

24. Describe the material terms of any indebtedness of the issuer:

The Company has no debt to any banks or financial institutions. We have received support in convertible debt and other company-friendly debt instruments, that have helped the Company achieve what it has so far, and have those on very favorable terms in their various forms as follows.

The Company has some incredibly Company-friendly "early friend investor debt" in the amount of $382k. The total quarterly payment is capped at 2.5% of cash revenue, and there is no due date - interest accumulates at 6% until repaid by the 2.5% of revenue, or in a liquidity or windup event.

The Company also has some convertible debt from individuals who made previous investements and further wanted to support the company in this way, for a total of $135k worth of principal that may be converted to equity, bearing 1% monthly interest, and which is due within the next 18 months if not extended. We plan to repay this with current revenue in the case the investors do not convert it into equity.

While not technically a debt on the balance sheet, we also wish to disclose here approximately $125k in a "Contingent Deferred Compensation Plan" which we offered to early employees and consultants (and which no officers and directors were offered, as they instead took equity). This only becomes payable upon company profitability for two quarters in a row, and the payments are capped at 30% of quarterly profit until repaid, or upon a positive liquidation event.

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
2/2016	Regulation D, Rule 506(b)	Priced Round	$185,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

- ☑ Yes
- ☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

MaestroConference is a hosted technology service for highly interactive conferencing, and is used for webinars, teleseminars, conference calls and other hosted conference formats, by the impressive list of customers available elsewhere. Customers pay us for the ability to use our platform, and more than 75% of our revenue is from monthly subscriptions automatically charged to a credit card - noting percentages here are for actuals for all of 2015. The remainder are invoiced subscriptions paid by check (<10%), billed annually to credit cards (roughly 5%), for premium usage such as 800 number or international numbers that we charge per minute for (<2%), or large one-time events (<5% for 2015, but increasing in 2016), or for services (roughly 5%) such as help from a consultant in designing and running an event.

As a software company, most of this revenue comes with very little marginal expense. That is, if we double overall revenue by doubling the number of subscribers, expenses such as customer support (the largest at 9% of revenue), plus credit card processing, telcom charges and and other expenses that scale with revenue might increase roughly 20% - leaving 80% for gross margin minus the cost of acquisition. Note that for consulting and telcom charges, our margins are smaller (generally 20-50% range).

Our total revenues has increased every year for the past seven years, with the exception of a dip after 2012 which was a year we had an exceptional amount of large event revenue from the Obama campaign; excluding that customer, we saw regular platform revenue increase nearly 50% from 2012 to 2013. So, every year has for has been either a record year for total revenue, or a record for regular platform subscription revenue.

Revenues have covered the majority of our expenses every year since our founding, with the remainder made up of investments which we make for growth. For the past three years, revenues have covered roughly 80% of our expenses. We have not had any federal income taxes due and have loss carryforward so don't expect tax liabilities to be substantial initially, even as we become profitable.

Our projection for 2016 is that it will be another record year for revenue. We had a technical issue with a new webphone this winter/spring which caused some increased attrition, but revenue has since increased and the last three months have the highest total GAAP revenue of any three month period in our history.

In 2017, we expect to grow even more, even with the loss of the Clinton campaign revenue (which is currently less than 10% of total company revenue). After the 2012 Obama campaign, we saw that former campaign staff familiar with the interface took leadership positions in a variety of industries, many becoming new customers, and we increased our paying customer base by about 50% that year. But more importantly, we'll be leveraging our client list and recent technology upgrades (interactive social webinar, video breakouts currently in alpha, and others upcoming) and most importantly the results of this crowdfunding campaign to do the important work of reaching out to prospective customers. We've never before had a product this ready, nor the marketing capital to get the word out. So although we cannot guarantee it, we have every reason to believe the Company will have increased revenue growth due to investing the proceeds of this round.

We have approximately $40,000 in untapped credit lines, which we do not plan to use.

We also consider the scenarios under which we don't succeed in raising this round, and do not grow revenue. Under these assumptions: no increased revenue (flat), and with no new crowdfunding or other investment, and without any decrease (or increase) in expenses, and keeping revenue flat (although the trends are up), our projected operating cash runway is roughly 8 months, with roughly $60k in the bank (as of August 24th, 2016) and a monthly cash burn of $7k - noting that monthly recurring revenue payments come in daily and nearly cover operating expenses. However, rather than reaching zero cash balance our plan in such a situation would be to raise funding privately, or reduce expenses to meet our monthly revenue until such new investment is raised.

This is a little more detail about that scenario planning. Recurring revenue covers all the basics - not only all rent, servers, and administration costs, but also all customer support, production engineers, and all other support for the customers, operations, and engineering support. Thus, without any new investment, and even without any increase in revenue, we are in a strong position to continue to serve customers and keep operating. At our current monthly run-rate, raising 15% of the maximum investment offering amount would be enough funds to continue with current staff and spending, and current marketing and sales activity, for a year or more. The current debt payments due in the next year are all from individuals who both believe in our mission and have invested previously, and we believe that as those payments become due, those individuals are very likely to extend the terms should we we not in a position to pay them from cash on hand (eg. from increased revenue). Alternatively, an individual debt investor may want to redeem the note, but we would offer those terms to other accredited investors. Were we unable to raise any investment for equity, we have been offered debt-hybrid financing (from Lighter Capital), in the past and would plan to take advantage of that if needed. However, if that were not available, and if either the debt investors did not extend their terms, or the company saw a sudden decrease in revenue, it would be difficult to maintain the engineering team at our current levels, which would decrease the amount of ongoing improvements to the product our engineers provide. If there were a moderate reduction in our ongoing revenue we'd likely be able to continue operations (including customer support, plus engineering support to keep the servers and systems operational, and administration) until new financing is raised, but it would decrease our investment in new engineering, sales, and marketing. A major drastic reduction in revenue could also decrease our ability to fund operating expenses.

See the separate question for details on investor debt.

With the proceeds, and since operations are covered by revenue currently, we believe we will substantially increase company revenue.

All of the above is based on our best information currently available. We make no guarantees about the future.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.maestroconference.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements & Tax Returns

Appendix D: Director & Officer Work History

Brian Burt
Chris Kyle
Julian Martinez

Appendix E: Supporting Documents

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MAESTROCONFERENCE

A mission-driven technology platform for leaders making global impact

$264,069 raised from **387** investors

Successfully Funded on Dec 30 2016

> *MaestroConference technology has changed the way organizations and speakers engage audiences - with virtual events where thousands of people can learn, discuss issues and take action simultaneously. It's like a facilitated conversation at internet scale. Conferences and webinars won't be limited to one speaker and many listeners anymore - goodbye to the "television experience" when something more engaging is needed. Obama, Airbnb, Stanford, and the Sierra Club are all paid customers.*



Brian Burt
FOUNDER/CEO, MAESTROCONFERENCE

OUR AMBITION

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

KEY FACTS

- Paid customers include: President Obama, Hillary Clinton, Airbnb, Uber, Stanford University, the World Bank and others in 23 countries
- Hosted over 15,000 presenters and more than 7 million participants on the platform
- Graduated from San Francisco's most exclusive and well-known technology accelerator, 500 Startups
- Revenues covering 80%+ of expenses for three years running; and just had our best 3 months of revenue ever (Aug 2016/ GAAP)
- $5MM+ total cash revenue generated to date; record revenue growth every year with exception of 2013 when subscription revenue increased by 50% but we lost a top customer once Obama won presidential campaign.
- Over 800 organizations as paying customers
- 3 patents fully awarded for our technology
- UPDATE - Having surpassed our goal of $200k, we are closing Dec 29th. Funds are for marketing & sales to increase revenue, and we hope to reopen next year with a proportionately higher valuation.

maestroconference.com/wf

from Oakland CA

SOFTWARE TECH SOCIAL IMPACT GOVERNMENT POLITICS

WHY I LIKE MAESTROCONFERENCE

Thousands of companies apply to 500 Startups, but we rarely see a client list of the caliber that MaestroConference brings. Now their plan is to systemize customer acquisition, which we're absolutely in favor of. If successful we believe they could generate both real-world impact and high return value to investors.



Marvin Liao
PARTNER AT 500 STARTUPS

THE BUZZ ABOUT MAESTROCONFERENCE

This is the power of live organizing on a mass scale.
CNN
Cable News Network

Conferencing Software for Engaging Conversations
TechCrunch
Leading technology media property

People learn best when they're interacting about what they're learning. That can't happen on a traditional teleconference call, but it can happen with MaestroConference.
Jack Canfield
NY Times Best-Selling Author, Co-Author of the "Chicken Soup for the Soul" series

Simulate a gathering of thousands of people all over the world.
Fast Company
American business magazine

The interactivity is exceptional. People can participate as if they're in a live workshop, sharing an exercise or insight with a partner privately.
Lisa Tener
Book Writing Coach

The call is a great way to increase sales.
The Huffington Post
Online news aggregator and blog

"I think the future of technology= tools that empower teams." S/o's to @SlackHQ @MaestroConf @wheniwork @helpscout & many more.
Jackie Mahendra
Executive Director of Citizen Engagement Lab, Co-Founder of Kairos Fellowship

I was immediately blown away by MaestroConference. It really makes it possible to teach a class over the telephone and have it be exactly the same as being in a classroom.
Gay Hendricks
NY Times Best-Selling Author

"I love listening to the participants connecting so vibrantly and enthusiastically with each other. I witness and experience true miracles every time I'm on MaestroConference!"
SARK (Susan Ariel Rainbow Kennedy)
National Best-Selling Author

Not only did their platform make our calls incredibly interactive and a ton of fun, but our experience with their staff and the quality of their customer service went above and beyond our wildest expectations.

Martha Beck

NY Times Best-Selling Author

I just want to give a shout out to MaestroConference and just say thank you for the ability that you give us in our Sales Authenticity & Success Mastermind program.

Lisa Sasevich

Author, Sales Expert, Professional Speaker, Ranked on the Inc. 500 list of America's Fastest Growing Private Companies

I am a 70 year old Millenial.(LOL). I stay up on technology. This is state of the art and allows us to join hands from around the country. The Organizers did a fantastic job. This technology will assist us in becoming the voice long after The Election.

David B.

Event Participant on MaestroConference

I am always amazed that such a thing exists that we can talk to people all over the world.

Jane W.

Event Participant on MaestroConference

I am so grateful we had the chance to speak in small groups and one as a single entity. I am feeling inspired and energized to continue my path thanks to this opportunity.

Nicole

Event Participant on MaestroConference

The "push 1" to get in line to ask a question was a novel conference call capability I've not experienced with the better known Webinar vendors. Love when an upstart vendor offers new solutions to the market place. Thanks for sharing this technology with us.

Gary M.

Event Participant on MaestroConference

Last night I listened to the webcast of the World Cafe at the Inspiring Women's Summit, from my home in Cape Town, South Africa. I was very inspired not only by the rich content and wisdom of the conversation, but by the infinite possibilities that this platform and technology open up. Thank you very much for bringing this opportunity to us, and for your warm and caring hosting of the conversation.

Jenni Kruger

Event Participant on MaestroConference

CNN

Democrats using old social networking standby: The phone

July 25, 2016

Washington (CNN) - While new media tools such as Facebook and Twitter propelled Democrats to success during the 2008 campaign, Organizing for America is relying on a vintage technology this election cycle: the telephone.

TC

500 Startups Announces Batch 16, Focused On Health Tech, FinTech, Vices And Recruiting

July 14, 2016

Just as investors and journalists get ready to check out what's new over at 500 Startups at its Batch 15 Demo Day, their team has announced a new batch of founders and startups aimed at changing their industries/solving problems all while making a

SILICON VALLEY BUSINESS JOURNAL

MaestroConference wants to help businesses make videoconferences an interactive event

June 30, 2016

"The idea is being part of a conversation that is listening to you as well as talking to you. Even though we may have 100 or 1,000 people, you still feel like you're a part of the conversation rather than just watching."

The Christian Science Monitor

'Touchscreen democracy': how technology can recast politics

June 23, 2016

American democracy began as the initiative of a handful of European-bred landowning men whose primary tool of communication was a horse-and-buggy postal system. Today, we are sprawling society of more than 320 million diverse individuals

Hillary Organizes ASTROTURFING Twitter Campaign
November 13, 2015

Democratic presidential front-runner Hillary Clinton will attempt to make herself appear popular and much loved during and after next week's Democratic presidential candidate debate by seeding Twitter with an astroturfing campaign of volunteers

5 Steps for Adopting Virtual Learning for the Government Worker
September 4, 2015

With public-sector budgets tight and conference-related spending under continuing scrutiny, how are government agencies adapting to develop their employees without compromising quality? One response: Many public agencies are increasingly moving


badservice

Four Awesome Marketing Vehicles You Probably Take For Granted
December 19, 2011

After 42 days of living in a pretty remote region of South Africa, my family and I finally rented a car. Not having a car had been a blast.

Two Authors Talk About Virtual Book Tours
January 5, 2011

Unlike a traditional book tour where you get on a plane, go to a city, get up at some super early time to begin a day of radio, TV and print interviews, Virtual Book Tours happen in the comfort of your home.

A better tool for conference calls: Maestro Conference
July 2, 2010

by Adrian Segar Graphic created by Teresa Bidlake, of Concepts Captured Taking part in a traditional conference call is rarely much fun. Here are some irritations that you've probably experienced: Poor call quality. Some callers are faint and/or there's

HOW IT WORKS

National leaders or company executives need a way to communicate with thousands of employees or followers at once. We provide that. More importantly we've also solved group engagement with a platform that allows huge audiences to break into small virtual discussion groups to solve problems in groups where real discussion can take place.


maestro CONFERENCE
Staring Destiny in the Face: Surging Movement for Global Well-Being
MESSAGES FROM HOST
IN YOUR BREAKOUT

WE'VE GROWN STEADY AND FAST

Even in the early stages of product development we managed to accelerate growth year over year. Now that we're perfecting the software we can't wait to pour fuel on the fire and really expedite customer acquisition.



$5M
$4M
$3M
$2M
$1M
0
10M
8M
6M
4M
2M
0
Total Revenue (Thru Aug 2016): $5,152,815
Total Participants (Thru Aug 2016): 7,095,818
2009
2010
2011
2012
2013
2014
2015
2016
Revenue to Date
Total Participants

15,855
Presenters to Date

35,000
Obama Campaign Hosted Events

56%
Gross margins in 2015

SOME OF OUR CUSTOMERS

More than 10,000 Industry Leaders Trust MaestroConference to Engage Their Audience in Conversations and and Drive Them Into Meaningful Action.

THE WHITE HOUSE
WASHINGTON

Hillary for America
hillaryclinton.com

2016 DEMOCRATIC
NATIONAL CONVENTION
PHILADELPHIA, PENNSYLVANIA | JULY 25-28

Berkeley
UNIVERSITY OF CALIFORNIA

Nextdoor

airbnb

CORNELL UNIVERSITY FOUNDED A.D. 1865
Cornell University

OBAMA CAMPAIGN

OKLAHOMA REPUBLICAN PARTY

rackspace

Stanford
University

SIERRA
CLUB
FOUNDED 1892

UBER

TESTIMONIALS

Our customers love us because the platform is something truly unique that enables group engagement unlike anything they've ever seen.

"There's nothing more boring than being on a one-way telephone conference call with the Vice President of the United States."



Joe Biden

VICE PRESIDENT UNITED STATES

"MaestroConference has completely changed the relationship we have with our volunteers nationwide, which is why we made it central to how we communicated nationally for the 2012 Obama campaign."



Jeremy Bird

NATIONAL FIELD DIRECTOR FOR PRESIDENT OBAMA'S 2012 CAMPAIGN

"People learn best when they're interacting about what they're learning. That can't happen on a traditional teleconference call, but it can happen with MaestroConference."



Jack Canfield
NY TIMES BEST-SELLING AUTHOR

"Not only did their platform make our calls incredibly interactive and a ton of fun, but our experience with their staff and the quality of their customer service went above and beyond our wildest expectations."



Martha Beck
NY TIMES BEST-SELLING AUTHOR

OUR NEXT STEPS: VIDEO AND MORE CUSTOMERS

We've been developing this technology for almost seven years. We're now finally ready to take marketing and customer acquisition to the next level.

2009 — The Beginning
Development of the MaestroConference platform begins.

2012 — Early Customer: President Obama
President Obama's campaign hosted 35,000 events on MaestroConference during the campaign. Including dozens with the President and First Lady.

2014 — Patented
In 2014 the patent office granted us three patents to protect our proprietary technology.

September 2015 — 7,000,000 Calls
In the Fall of last year we had our 7,000,000 participants discuss issues via MaestroConference.

October 2015 — Oprah!
Oprah used MaestroConference for the first time. Speaks about her new documentary series exploring spirituality.

December 2015 — 500 Startups
Earlier this year we spent three months hustling to refine and grow MaestroConference at one of the world's foremost startup accelerators: 500 Startups in San Francisco.

January 2016 — Airbnb & Uber
We added some huge bluechip customers including the fast growing Uber and Airbnb.

August 2016 — White House
First event for the White House as a customer (rather than a political campaign). Vice President Joe Biden speaks to college campuses across the country about preventing sexual assault.

December 2016 — Video Conferencing
Release of integrated video conferencing (presenters+participants, main room and breakouts).

January 2017 — Marketing Launch
Implement best practice marketing launch for revenue growth in proven markets.

Jan - Dec 2017 — National Conversations Series
Present Corporate- and foundation-sponsored conversations at scale about topics that matter.

"

"MaestroConference makes it easy to have real conversations with investors, clients and supporters of both non-profits and for profits, to deeply engage them. Brian Burt, their CEO, is one of the most conscious, conscientious and honest CEOs I've ever worked with. It is rare to find a CEO consistently mindful of keeping his eye on the prize, in terms of financial performance, big vision and social impact."



David Berge

MANAGING MEMBER, UNDERDOG VENTURES

A LETTER FROM OUR CEO

Thank you for your interest in MaestroConference. Let me share with you a story that relates to the MaestroConference vision and has made a huge impact on me.

My wife and I were walking our dog by Oakland's Lake Merritt, and we got to chatting with a woman along the way. When I mentioned MaestroConference, she was absolutely stunned. She called over her two friends and said, "I met these two dear friends on MaestroConference." She then took my hand (which startled my wife) and said, "Look into my eyes, because I really want you to take this in. You changed my life. I was alone there in a rural county near Oregon, and I now have some very good friends – I'm not alone. My life is truly much better now, so thank you". The conversation our customer Barbara Marx-Hubbard hosted through MaestroConference touched that woman's life in a profound way.

SHOW MORE

FOUNDER



Brian Burt

Founder/CEO

Brian left a lucrative position at Charles Schwab where he led projects in telephone technology to launch MaestroConference in 2008. He holds a Master's degree in Mathematics/Mathematical Economics.

AND THE REST OF THE TEAM



Imran Moinuddin

Chief Technology Officer

A Stanford-trained technologist, Imran brings deep expertise in products conceptualization and systems/infrastructure performance optimization. He leads a team of 6 engineers for MaestroConference.



Julian Martinez

Director of Marketing

Leads the Marketing team. Previously served as first marketing hire for ecommerce startup & co-founded a marketing agency with 200+ clients. Holds a B.A. in Economics from Stanford University.



Anthony Jardina

Sales Manager

Served as Executive Director of nonprofit organization. Grew a startup from 0 to 300+ clients. Holds a B.S. in Political Science from Northwestern & an M.A. in Communication Studies from Wake Forest.



Melissa Kieffer

Manager of Customer Support

Leads team of CS agents and brings experience in telecom, corporate training, process improvement & curriculum development to her role managing Customer Support. Holds an M.S. in Special Education.

DETAILS

What does MaestroConference do?

We are a technology platform for virtual conversations. We're targeting a particular style of conversation where everyone can really, fully bring themselves and participate. The technology scales to enable thousands of people to participate in a single, simultaneous conversation while still being able to move people into small groups. This means our customers can engage people in conversations at massive scale.

MaestroConference is the only platform that caters to those conversations that scale to dozens, hundreds or even thousands of people, all while allowing everybody involved to fully participate with their voice, their input and their ability to relate with others. While most webinars are fundamentally mirroring the "television experience" (focusing on listening and watching, with the occasional typed query or the rare person asking a spoken question), we replicate a live interactive training, facilitated conversation or self-organized event. Everyone talks in small groups. Everyone can contribute, meet others, vote, take notes and otherwise apply themselves to learning more and taking more effective action. By giving participants their voice - both in video and in writing - we've become the undisputed leader in this sector of the conferencing market.

Can you give me a few examples of how your product is being used?

President Obama's organization, Obama For America, hosted a political event on our platform for ministers in Ohio. The Governor of Ohio spoke to the audience first, followed by President Obama. Attendees were then moved into small groups of four people. These breakout groups gave these ministers, all of whom had large ministries and were Obama supporters, the chance to speak, listen and actually connect with each other about what they were doing to support the President's agenda. That's the kind of connection and engagement our platform specializes in.

From Uber and Airbnb to Stanford and Berkeley, from the Sierra Club and MoveOn.org to entrepreneurs that teach marketing or personal growth, many of our customers use our technology for teaching, connecting and engaging their teams, clients or community.

Numerous research studies suggest that people learn more and retain more information when they feel involved and included in the discussion - as opposed to when they simply sit back and listen to someone speak at them. With our technology, our customers are able to more closely replicate an interactive, real-life discussion, virtually. They're using the straw polls feature to give the audience different options, asking participants to indicate their choice using our virtual "hand raise" feature, then sharing those real-time poll results with the audience. They're introducing lecture material to the whole class and then moving everyone into small groups where people get to apply the material to their personal lives. Our technology enables these participatory conversations by fully engaging every person - and that makes them better for learning, fostering relationships and inspiring real-world actions.

What are you going to do with this raise?

ANSWER UPDATED ON NOVEMBER 9: Our goal for the overall raise (of $1MM) is to double (or more) our quarterly revenue rate. We currently plan to close this initial crowdfunding round at $200k, put the funds to use increasing revenue (as outlined below), and then re-open for the remaining amount next year, at a proportionately higher valuation.

We'll increase our quarterly revenue rate by supporting more organizations who want to powerfully engage their fans, customers, and members.

First, we'll be investing in best-practice sales and marketing initiatives and a launch in Q1 2017 (with preparation and early measured experiments beforehand), using techniques we developed during our involvement in one of the world's most respected technology accelerators, 500 Startups. These initiatives include: programmatic outreach to webinar hosts, highly targeted outreach to organizations similar to our current customers, a buzzworthy launch, paid acquisition, and other metrics-driven experiments to grow revenues and increase profit margins.

It is important to note that until now, MaestroConference's annual recurring revenue (ARR) of nearly $1 million has been generated almost entirely by word of mouth from customer referrals and with near-zero investment in sales and marketing programs. We've so far invested most of our funds in making technology innovations and improvements, which has earned us technology advantages, and the long-term brand loyalty with our existing customers. With the resources to focus on sales and marketing in earnest for the first time in the company's history, we anticipate a significant growth in new annual recurring revenue.

On the technology front, this is an exciting moment because the most requested feature from current and prospective customers has been live video conferencing, which is currently in private beta to select customers and will be released publicly during Q4 2016. The introduction of next-level video conferencing to our platform has the potential to generate substantial interest from previously untapped audiences and a significant growth in revenue.

Second, we're also creating a National Conversation Series next year to engage respected professionals, elected officials from the White House down to the local level, and diverse citizens, about topics that matter. We believe this series can not only draw attention to the engaging conversation formats that only our platform supports, but also will draw significant corporate and foundation sponsorship dollars. Our goal for this is "marketing that pays for itself".

While we carefully track marketing metrics, as a purpose-driven company we see those as reflections of success in our mission: to light up the world with the power of truly engaging large-scale conversations.

What is the social impact that this investment will have?

We believe that the conversations we have shape the world in which we live - from government legislation, to corporate governance, to organizations that work for social transformation. Our technology is designed to facilitate these conversations to bring the collective intelligence and wisdom of ALL of the stakeholders to the table. The conversations are more interesting and thus more effective when people care - and frankly, people do care about this world we share. So we're proud of the many positive changemakers that we support with this technology.

How do you as a company put money back into the pockets of investors?

There are at least seven ways that early stage ventures can eventually pay money back to investors. The first of the methods listed below is how we plan to pay investors back; the others we see as realistic possibilities. None are guaranteed.

1) We plan to grow the company and generate healthy profit margins, which would enable us to pay cash dividends quarterly. Indeed, for investors of $1,000 or more, we offer an "accumulating dividend" which is either paid in cash or accumulates in the investor's name, to be paid in full before any cash distributions are made to the common stockholders (i.e. founder and team). Find more information about this accumulating dividend under the question, "What sort of dividend do you plan for, if successful?" below.

2) Another relatively likely "cash out event" is through the acquisition of the company. There are many explanations for why a large business might acquire a small technology company: the technology, customer list, revenue stream, team, patent portfolio, as a defense against a competitor's acquisition, as a product to cross-sell, or for any other number of strategic reasons. In the event of an acquisition, if the purchase price equates to a stock price that is substantially higher than the investor's original stock price (which is very common for early stage investments), the amount of cash the investor gets out of the deal could be significant – hence the "cash out". We'd carefully review and consider each offer for acquisition.

3) The SEC has acknowledged the need for regulatory reform to create better markets where investors in private companies can sell their stakes when needed, perhaps in what's called a "Venture Exchange". As outlined in testimony to Congress from the SEC: "The SEC is considering innovative approaches that appropriately balance the needs of smaller companies for efficient secondary markets [where investors can sell their stock] and the interests of investors in smaller companies". If such an exchange were established, early stage investors would have the ability to sell their equity, possibly at a substantial premium, to other investors.

4) During a subsequent financing round, the company may have stronger demand for securities than what is available in that round. In that scenario, it is common for the company to offer current investors the option to sell their stock to those wanting a larger stake at the new (usually higher) price for that round.

5) Investors may sell their stake to other investors in the company, or to private individuals, so long as the shares weren't advertised publicly. This would become easier when the company is paying a cash dividend, since the dividend yield becomes a benchmark price for the shares.

6) The company itself may repurchase the shares. We do not currently anticipate repurchasing shares because we will focus exclusively on growth for the next several years. Once we're profitable (especially if profit exceeds our ability to spend it wisely on sales and marketing), this could be an option. Public companies frequently buy back their own stock.

7) Finally, the company may IPO on a public stock market. This could be a fantastic option for the investor and team, and a sign that we have successfully grown the company to our revenue goals or beyond.

It is important to point out that regardless of how the stock is converted back into cash (in any of the above scenarios), our investors have certain preferences which give their stock a higher priority and financial advantages over the stock of the founders and employees. This is by design - we only plan to make money with our stock when investors are making money with theirs. Read about these investor preferences under the question, "What are the "investor preferences" in the security you're offering?" below.

What sort of dividend do you plan for, if successful?

If, as planned, we grow and have a healthy profit margin, the decision on a dividend that might make sense for the company and therefore for investors would depend on too many factors to list here. However, for your consideration we've included a hypothetical scenario which illustrates how we could pay our investors' annual dividends of 50% or more if we hit certain goal assumptions.

While stories of an early investor profiting wildly in a successful technology company are common, it's rarer to hear about large dividend returns. This is because venture-backed companies are generally focused on massive exits; as such, dividends are almost never paid since any profitability is invested in ever-greater growth rather than paid to investors. If we are successful and become profitable, we don't plan to "gamble that all/at any cost" in the name of a massive exit. Rather, we think that repaying investors a dividend is actually a very worthwhile path. It's important therefore to consider a specific set of assumptions to project what such dividends might look like if we successfully hit our goals.

Our calculations show that if we hit 50% of our $100MM revenue goal, have a 30% profit margin (which is not uncommon in a SAAS business at scale), pay a full 20% of that profit in taxes (although many companies manage to pay much less), have 30% dilution to reach that goal, and pay 50% of the profit to investors while saving 50% for future growth, then the annual cash dividend would be 55%. This means an investment of $1,000 today would yield $550 in annual dividends. Of course, none of those assumptions are guaranteed, but this shows a "success scenario" with dividends rather than only upon an acquisition or IPO.

What are the "investor preferences" in the security you're offering?

We have designed our investment vehicles to put investors' financial interests before those of the common shareholders (i.e. the founders and team).

First of all, to every investor (of any amount) we offer a form of "insurance" as follows: in the event of an acquisition, merger, windup, etc., when cash is distributed, cash investors recover their entire original investment before anything is distributed to the team (common shareholders), even if that means the common shareholders get nothing. We, the team, believe so strongly in our growth potential that we're willing to forgo any distributions until investors are fully repaid.

How does this work? In the event of a cash distribution, investors receive whichever amount is greater between: their "normal share" (each share of stock gets equal amount), OR their original investment (minus any dividends already paid in cash, or share thereof shared only among cash investors).

Moreover, for investors of $1,000 or more, we also offer an accumulating dividend equal to 7% annually of their investment. Every year we either pay that dividend in cash or it accumulates in their name. Again, before we distribute any cash to common shareholders, we must pay that accumulating dividend first (in cash). With this preference, investors of $1,000+ get both the accumulating dividend AND their regular share along with other shareholders.

These preferences for crowdfunding investors exist both in the SAFE agreement currently being offered and in the underlying preferred stock the shares convert into.

How big is the market?

Potential customers in our target market range from large organizations like national brands and non-profit organizations, to small business owners, solo entrepreneurs and ambitious individuals like authors, coaches and social activists. The one thing that unites all of our target audiences: a message and a vision, coupled with a drive to share them with the world.

Many of our customers wouldn't have considered existing conferencing solutions so this might underestimate the potential size, but the North American web conferencing market is expected to reach $2.8 billion in 2017 and continue to grow steadily from there, while the global enterprise video market is estimated to expand with a CAGR of 16.7% from 2015-2020 to $36.8 billion in 2020. Moreover, virtual collaboration is only growing in importance: Millennials, who expect always-on connection and real-time communication, continue to enter the job market, while more companies are going remote with their workforce.

However, we see the opportunities to go beyond the traditional web and video conferencing market because we also see MaestroConference as a tech-enabled service, which will play a part in organizations' and brands' cause marketing, live event productions or stakeholder marketing budgets - all of which are steadily growing.

Who are your competitors? How are you different?

There's a long list of companies that offer some version of conferencing software - Adobe Connect, ReadyTalk, AnyMeeting, and MeetingBurner, to name just a few. Some of the more well-known brands in the market today include Cisco WebEx, Google Hangout, GoToWebinar and - most recently - Zoom Video, a newer competitor that is growing quickly.

While all of these technologies have their strengths, none of them have a flexible, scalable way to create breakouts, crowdsource or call on people from the audience with the ease and the immediacy of real-time, in-person events.

Our advantage over the competition resides primarily within our platform's unique ability to accommodate up to 5,000 people (and 100,000 people via a live streaming feature being released soon), speaking in parallel small groups while the host virtually "walks the rooms". All the while, attendees remain involved as participants of a bigger conversation, thanks to a fully collaborative environment with opt-ins, breakout document editing, shared voting, tweet suggestions, private chat, breakout creation by data, and many capabilities with a "truly interactive" focus in mind. These are aspects that the competition overlooks.

In other words, for organizations looking to do larger events and/or events with powerful, more dynamic collaboration tools like ours, it is easy to view MaestroConference quite differently from those competitors.

How are you taking on the competition?

Technology companies can both grow exceptionally quickly and face stiff, dynamic competition.

From a macro perspective, rather than taking market share from competitors such as webinar technology providers, we want to expand the very definition of the "market" by illustrating the unique benefits of conversations in place (or support) of presentations. We want to introduce a new concept to those people who would have never considered a typical webinar in the past: hosting powerful conversations using our technology. After all, many of our customers tell us that they'd be limited to live events - or that they wouldn't be able to host events at all - were it not for MaestroConference's powerful platform.

We believe that we can be successful regardless of the competition by focusing on a particular need - these "facilitated conversations" or "self-organizing conversations" (such as open space or unconference formats) that involve everyone at scale - and working with customers to address that need globally.

So far, we're the clear leader in this sector of the conferencing market, and our goal is to grow this sector. That said, we expect to see increased "noble competition" within this sector. Of course, we need to keep evolving the technology while boosting our marketing and sales capabilities. We also need to listen deeply and effectively to our customers and prospects, capitalize on our leadership role, and solidify existing relationships.

One by-product of a competitor entering our sector could be increased interest from much larger companies in acquiring a leader in this space. This often occurs when a large technology player wants to "keep up" with a competitor by acquiring a leading vendor in a particular sector.

What about your patents and intellectual property?

We've been fully awarded three patents by the United States. And, our most valuable company asset by far is our team. Each of us have now engaged deeply with our mission and our role within it, obtaining valuable experience and expertise along the way.

The three patents are designed to protect our technology and will be particularly useful in the event of an acquisition. The technology itself has been meticulously built for scalability and reliability. We have also worked to perfect the product interface so that its extensive range of features can help anticipate users' requirements. Further improvements in design and functionality will come in the near future.

Finally, we have over 180,000 names on our contact list to communicate with, many of whom are highly influential people and brands. This list would be considered by many to be another form of intellectual property. Please see our client list for a few of the more well-known organizations that have become paid customers.

What's your biggest risk? What keeps you up at night? ^

The fact is, a technology business is inherently very risky. We might win big, but there's a real chance we won't be able to repay investors. For perspective, notable investor David Rose (founder, New York Angels) studied angel investments nationally and reports that companies such as ours (where sophisticated investors such as 500 Startups have invested in an early stage) historically have a very high overall total return- he reports 15-25% IRR. That might look like a 10% chance of a 10x or more, a 50% chance of zero, and the rest somewhere in between. That's a risky investment, even if it is a very smart one.

The risks generally often like some version of "need more money". We're very different from many technology companies because we're actually very conservative on our spending. We're proud that expenses haven't exceeded 125% of our revenue for three years in a row now, and of how far we've come with relatively very small investment from our customers and networks. Even as we "spend to grow" we plan to measure the impact of every new program and adjust quickly if something isn't working. This concept of strict, highly disciplined expense management has provided a solid operational foundation up to this point, and we firmly believe it's better for the overall ROI for investors, but there's no guarantee that running a tight ship guarantees investor returns.

The possible reasons for a "0% return scenario" come on a long list of factors: competition, operations, growth capital, acquisition timing, and a list of challenges we face every day. We try to focus on creating breakthrough technology for awesome customers- but there's no guarantee we'll keep doing that. We think the chance of a knockout success is relatively high, but that doesn't mean there aren't risks to the investment.

ASK A QUESTION

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Barnaby Zelman Oct 11

Would like to invest more than the token amount I have in right now, however few things are holding me back. Your valuation seems high given your balance sheet, the 10% discount is not exciting, and finally your exit strategy does not prioritize an acquisition, instead only paying dividends....which IMHO is not what start-up investors are seeking. Hope you can fine-tune your offer as it's an exciting opportunity!



Brian Burt Founder/CEO FOUNDER Oct 11

First of all, I have always told prospective investors that even if we're a great investment financially, if it's something you're going to worry about in the meantime, or that doesn't feel right now, it's probably not right for you. So I want to address those topics, but I don't want to "convince" you as that's clearly your decision.

For tech companies showing this much traction - both in revenue and client list- we think the valuation is quite competitive, in comparison with silicon valley valuations, and with other crowdfunded offers, with or without the 10% stock bonus (or SAFE equivalent). As for the long-term, we're very open to acquisition but feel that planning for the solidity... [+ READ MORE]

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Andrew Langford Aug 29

You don't mention Zoom in your list of competitors and I see them as competing aggresively for the same interactive conversation space MaestroConference occupies - any comments?



Brian Burt Founder/CEO FOUNDER edited Aug 30

Great question Andrew. There's a long list of companies that do conferencing, but Zoom has been growing very quickly lately and I'll add them. I do think we have fairly different focuses. They have a downloadable program and the focus is on smaller events (up to 50), and they're very strong with video. We do web-accessible events of up to 5000 people (and recently added the ability for many more streaming), and have a full collaboration environment available, with opt-ins, breakout document editing, shared voting, tweet suggestions, private chat, breakout creation by data, and many capabilities with the "truly interactive" focus in mind that Zoom does not, last I checked. We're... [+ READ MORE]

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MORE QUESTIONS



Brian Burt

Founder, MaestroConference

San Francisco Bay Area | Computer Software

Current MaestroConference

Previous Financial Circles, Charles Schwab & Co., Financial Services Industry

Education University of Minnesota-Twin Cities

Send Brian InMail

500+ connections

https://www.linkedin.com/in/brian-burt-ba9305

Contact Info

Background

Experience

Founder & CEO
MaestroConference
June 2008 – Present (8 years 5 months) | Oakland

We are the leader in Social Conferencing - allowing people and organizations with a global community to activate people around their mission in ways that passive/broadcast media, or typed social media, simply do not allow. Like a conference call or webinar, but ... social. And optimized for meaningful conversations.

CEO
Financial Circles
November 2006 – May 2008 (1 year 7 months)

Consultant
Charles Schwab & Co.
2003 – 2006 (3 years)

Led large scale technology projects, and led the cross-enterprise CRM strategy group.

Independent Marketing Consultant
Financial Services Industry
January 2003 – July 2005 (2 years 7 months)

Marketing systems

1 recommendation

David Huffman
Principal, Groupaya, helping leaders and teams build collaboration capacity and tackle strategi...

Brian is sharp, creative, open, fun to work with and has high integrity. He's a solid partner to have (I even referred him to manage my mom's money). View ↓

Product Manager
Active Decisions
2000 – 2001 (1 year)

Led product management for the revenue product line, providing market research analytics to top brands across industries.

Sr. Manager
Charles Schwab & Company
1996 – 2000 (4 years)

Skills

- 64 Entrepreneurship
- 61 Marketing
- 56 Social Media
- 28 Strategic Planning
- 21 Organizational...
- 15 Workshop Facilitation
- 8 Business Transformation
- 2 Entrepreneur
- 1 Large Group Facilitation

Education

University of Minnesota-Twin Cities
M.S., Math Econ / Mathematics
1990 – 1994

Specialized in Game Theory / Negotiation, and Probability.

Carleton College
B.A., Liberal Arts, Mathematics, Spanish
1985 – 1989

Additional Info

- **Interests**

Driving global change, amazing conversations at scale

Recommendations

Received (1) Given (6)

Independent Marketing Consultant
Financial Services Industry



David Huffman
Principal, Groupaya, helping leaders and teams build collaboration capacity and tackle strategic challenges.

Brian is sharp, creative, open, fun to work with and has high integrity. He's a solid partner to have (I even referred him to manage my mom's money).

June 22, 2004, David was Brian's client

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Christopher Kyle

Founder & CEO, The Ascendant Company

San Francisco Bay Area | E-Learning

Current	The Ascendant Company
Previous	Evolving Wisdom, The ManKind Project, RightNow Consulting
Education	Stanford University

Send Christopher InMail

500+ connections

https://www.linkedin.com/in/christopherkyleonlinelearning

Contact Info

Background

Summary

Chris is a speaker, teacher, business coach and founder of The Ascendant Company, an eLearning consulting firm that helps authors, teachers and organizations build online learning programs and highly-engaged global learning communities that unite and inspire people across cultures.

Chris also walks-his-talk by developing and teaching his own public online learning programs in the areas of purpose, success and authentic leadership. He recently created The Power of Purpose Online Summit, which drew over 10,000 participants from 85 countries around the world; and the Man On Purpose 7-week online course.

He is the former Chief Development Officer and Chief Marketing Officer at Evolving Wisdom, a fast-growing online learning company that produces virtual courses with leading personal development luminaries. Chris guided the launches of new online courses for Neale Donald Walsch, Jean Houston, Arielle Ford, Terry Patten and others. At Evolving Wisdom he also co-developed The Way of the Evolutionary Man Tele-Summit with host Craig Hamilton. And he was an invited speaker for The Shift Network's Ultimate Men's Summit in 2011.

Chris is an expert facilitator of large and small groups, and has been leading personal development workshops for over 17 years including with The ManKind Project® where he is a Certified Co-Leader for their flagship 3-day training.

Chris has spent nearly 25 years as an executive, entrepreneur and consultant. In addition to his eLearning experience, he worked in Fortune 500 companies (Allergan Inc.), and owned his own eco-adventure travel company for 6 years (Nature Expeditions International). Chris graduated from Stanford University where he studied Political Science and Economics.

Skills & Specialties: Strategic consulting, online education programming and marketing, executive development, leadership training and development, entrepreneurial issues, motivational speaking, personal development training, dynamic group facilitator.

The Power of Purpose Global Summit

Experience

Founder & CEO
The Ascendant Company

September 2007 – Present (9 years 2 months) | San Francisco Bay Area

Ascendant is an eLearning company that has two components to it's mission:

1) Supporting authors, teachers and organizations in building their online learning platforms to create highly-engaged global learning communities that connect, inspire and transform their participants.

2) Developing and delivering unique transformative online learning programs that engage participants around the world through the themes of purpose, success and authentic leadership.

Ascendant has three core offerings:
1) eLearning Consulting
2) eLearning Programs (home-grown offerings)
3) eLeadership Development

We are committed to fostering engaged learning communities that unite people across cultures through the love of learning.

- 2 projects
- 1 recommendation



Owen Marcus
Founder at Emotional Superman

After working with Chris on his Global Men's Network, I can say, without hesitation, the man delivers. I saw Chris take charge of a large, chaotic meeting, get everyone focused, then enroll other men in his vision. He leads in a way that... View↓

Chief Development Officer/Chief Marketing Officer
Evolving Wisdom

January 2011 – December 2011 (1 year) | Marin County

Evolving Wisdom is a nationally acclaimed e-learning company specializing in personal growth and transformational education with popular programs including Calling in The One, Feminine Power, Integral Enlightenment, Awakening to Your Life's Purpose, The Soulmate Summit, The Art of Love Summit, and Conversations with God: The Essential Online Course.

Chris served as both the Chief Development Officer and the interim Chief Marketing Officer during my tenure with the company. He was responsible for current teacher liaison, new teacher development, teacher contracting, program development (with the founders) and the entire marketing team of 12 people. Chris was also part of the core management team that set overall strategy and operational plans for the company. Evolving Wisdom's revenue more than doubled during his time with the company.

- 1 recommendation



Debra DeWeese
Chief Empowerment Officer at HirePower2U LLC

It is my pleasure and privilege to enthusiastically recommend Chris Kyle as an exceptional leader in business growth and development, team building, and as a mission/vision facilitator. Chris' natural style of leadership is highly respectful and... View↓

Chairman of the Board
The ManKind Project

January 2007 – January 2010 (3 years 1 month) | Northern California

Chris led the 12-person Board of The ManKind Project of Northern California, a non-profit organization focused on supporting men in personal crisis and on their paths of healing and growth, and on empowering each man into his mission of service in the world.

He conducted all monthly Board meetings and was responsible for filling (and keeping filled) all positions on the Board during his tenure. As a part of the 3-man Executive Committee, Chris helped set the strategy and operational plans for the organization.

Director and Senior Consultant
RightNow Consulting

April 2004 – September 2007 (3 years 6 months)

RightNow is a performance consulting company committed to partnering with clients to achieve specific results. With particular expertise in the title, mortgage, settlement and real estate industries, RightNow works with individuals and organizations to clearly define goals and implement a systematic, proven process to achieve greater success.

Vice President of Sales
First Choice Expeditions (for. Grand Expeditions)

May 2000 – August 2002 (2 years 4 months)

Grand Expeditions is now First Choice Expeditions. Luxury and nature expeditions around the world. Comprised of 6 distinct brands that make up the company: International Expeditions, TCS Expeditions, TRAVCOA, Country Walkers, INTRAV and Park East Tours.

President
Nature Expeditions International

January 1994 – March 1999 (5 years 3 months)

Natural history, cultural and wildlife expeditions around the world. Focused on ecotourism and soft-adventure travel to all 7 continents.

Publications

How Boston Teaches Us About Purpose
The Good Men Project

May 25, 2013

Chris says the bravery of Carlos Arredondo in the Boston bombing aftermath exemplified a powerful "purpose moment."

The 3 Purpose Myths
The ManKind Project Journal

March 8, 2013

This is the first installment of three articles that explore the 3 key myths about discovering and claiming your purpose. And each article shares how to bust the myth.

Projects

The Power of Purpose Online Summit
February 2013 – March 2013

A 4-day global online summit with 14 speakers sharing their insights and practical wisdom about how to discover your purpose and ignite a new source of power, creativity and clarity for your life.

6 team members, including:


Christopher Kyle
Founder & CEO, The Ascendant Company


Boysen Hodgson
Communications Director at the Mankind…


Bill McCart
Online Learning Consultant


Ryan Parks
Co-Founder of Sacred Media

Man on Purpose: The Essential 7-Week Online Course for Men

March 2013 – May 2013

This unique 7-week live online course focused on teaching men how to tap a hidden source of power, gain the clarity to claim their life purpose, and then activate it in the world to make a positive difference. 160 men from 18 countries around the world participated.

6 team members, including:


Christopher Kyle
Founder & CEO, The Ascendant Company


Boysen Hodgson
Communications Director at the Mankind…


Bill McCart
Online Learning Consultant


Colin Berry
Brand Whisperer • Cause Evangelist

Skills

Top Skills

- 97 Entrepreneurship 
- 61 Strategy 
- 59 Coaching 
- 56 Leadership Development 
- 55 Leadership 
- 46 Public Speaking 
- 41 Training 
- 22 Business Development 
- 21 Team Building 
- 18 Start-ups 

Christopher also knows about...

- 15 Motivational Speaking
- 14 Organizational...
- 12 Strategic Planning
- 12 Fundraising
- 11 Management
- 10 Personal Development
- 10 Emotional Intelligence
- 8 Program Management
- 8 Business Coaching
- 7 Marketing
- 7 Team Management
- 6 Nonprofits
- 6 Social Networking
- 4 Strategic Partnerships
- 4 Business Strategy

See 17+ >

Education

Stanford University
BA, Political Science
1986 – 1989

Activities and Societies: Stanford Lacrosse Team, Manager of Bollard Dining Club (Governor's Corner)

Tufts University
Political Economy
1984 – 1986

Dean's List (academic Excellence) for all 4 semesters that I attended the university over the two years from 1984-86. I then transferred to Stanford University in the fall of 1986.

Activities and Societies: Delta Tau Delta Fraternity, Varsity Lacrosse

Additional Info

- **Interests**

Coaching, learning, dancing, backpacking, cycling and reading.

Organizations

Additional Organizations

The ManKind Project, Challenge Day

Volunteer Experience & Causes

Causes Christopher cares about:

- Education
- Environment
- Science and Technology

Recommendations

Received (2) Given (4)

Founder & CEO
The Ascendant Company



Owen Marcus
Founder at Emotional Superman

"After working with Chris on his Global Men's Network, I can say, without hesitation, the man delivers. I saw Chris take charge of a large, chaotic meeting, get everyone focused, then enroll other men in his vision.

He leads in a way that supports others, so they want to follow. He is patient, yet firm with his management of a team. I look forward to working with Chris... **more**

July 29, 2011, Owen worked directly with Christopher at The Ascendant Company

Chief Development Officer/Chief Marketing Officer
Evolving Wisdom



Debra DeWeese
Chief Empowerment Officer at HirePower2U LLC

"It is my pleasure and privilege to enthusiastically recommend Chris Kyle as an exceptional leader in business growth and development, team building, and as a mission/vision facilitator. Chris' natural style of leadership is highly respectful and motivational! Chris is exceptionally thoughtful and intelligent, and embodies a strong ability to conceptualize, generate and... **more**

August 8, 2012, Debra worked indirectly for Christopher at Evolving Wisdom

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Julian Martinez

Director of Marketing at MaestroConference, 500Startups B16

San Francisco Bay Area | Marketing and Advertising

Current	MaestroConference
Previous	BidOnFusion.com (Fusion Surplus Solutions, Inc.), Web Video Crew, Jippidy.com
Education	Stanford University

Send Julian InMail

500+ connections

https://www.linkedin.com/in/martinezjulian

Contact Info

Posts

Published by Julian


Real Conversations

Real Conversations: Getting Beyond Polarization...
September 7, 2016



What Does 21st Century Democracy Look Like To You?
March 28, 2016

Background

Summary

I am an ambitious, hands-on leader known for executing Go-To-Market launch strategies at lean startups. Most of the companies I've worked for have been very early in their growth, meaning I've had to build many marketing programs, including infrastructure and teams, from scratch, which has afforded me quite a unique professional experience.

I have 13+ years of progressively responsible experience, including the last 6+ years in digital marketing and demand generation. Most recently, I served as the first marketing hire for a new e-commerce startup where I was responsible for growing revenues from concept to $3 million over my first eight months by building all online and offline marketing channels from the ground up. Prior to that role, I served as co-founder of a boutique marketing agency that at its peak employed 50+ people and provided marketing services to over 200 SMB clients, including Living Spaces, a Top 35 furniture brand, and Big Mama's & Papa's Pizzeria, the California pizza chain that Ellen Generes had delivered live on-air to the 2014 Oscars.

My biggest successes have been achieved by building multi-channel B2B marketing programs, optimizing paid social ad budgets totaling over $250K with strong ROIs, and generating revenue at lean startups, including growing revenues 300% over five months to $1M+/month at my last position.

Other noteworthy achievements in my prior leadership roles include the following:
--Recruited and managed domestic and international teams of 5–50 people to scale efforts
--Grew one company's client base by 208% to over 75K registered users by introducing creative social media, email marketing, SEM, retargeting and traditional media campaigns
--Led one company's B2B lead generation efforts, growing the CRM database to 500+ qualified leads
--Initiated Spanish advertising efforts in the US and Mexico to optimize ad spend, generating up to 50x ROI
--Controlled social media ad budgets totaling $250k while achieving CTRs as high as 11%

Webinar - Product Sourcing for Peak Q4 Sale…

Experience

Director of Marketing
MaestroConference
February 2016 – Present (9 months) | Oakland, CA

MaestroConference, a 500 Startups company, is the leader in Social Conferencing™, a technology that allows people to participate in large-scale, truly interactive virtual events featuring real conversations. Using social conferencing, thousands of people can convene around a topic or cause, engage in small group conversation to learn and share, and inspire one another to action and change.

Our mission is to light up the world with the power of meaningful, large-scale conversations. We believe intentional conversations that connect live voices can build relationships, develop minds, open hearts, and change the world.

Our customers include BarackObama.com/Organizing for America, the Democratic National Committee, numerous best-selling authors such as Jack Canfield, Jean Houston, and Barbara Marx Hubbard, MoveOn.org, the Sierra Club, Greenopolis/Waste Management, and over 700 others in more than 15 countries.

Marketing Director
BidOnFusion.com (Fusion Surplus Solutions, Inc.)
March 2014 – August 2015 (1 year 6 months) | San Francisco, CA

BidOnFusion is a growing tech startup that leverages data analytics and custom auction software to liquidate consumer returns and overstock inventory on behalf of some of the world's largest retailers such as Amazon.com and Walmart.

I was hired by Founder/CEO Sebastian Baerend as Company's first marketing hire. Grew revenues from concept to $3M over first eight months by driving Go-To-Market launch of two new locations in Arizona and Indiana while launching all digital marketing channels from scratch.

RESPONSIBILITIES INCLUDED:
• Spearheaded all demand generation efforts in Company's digital marketing channels, including email marketing, social media management, Facebook advertising, SEM and retargeting
• Controlled entire advertising budget ($10k-$65k+/month) including optimizing 400+ Facebook ad campaigns totaling $200k to achieve 4.35% Lifetime CTR
• Built and supervised team of five responsible for content creation, social media management, branding and support

---

ACHIEVEMENTS:
► Grew revenues from concept to $3M over first eight months (May-Dec 2014)
► Accelerated revenue growth sufficient to attract multiple acquisition offers; Company on run rate of $12M+ for 2015
► Deployed highly targeted Facebook advertising program to increase monthly sales 300% over five months, surpassing revenue projections
► Conceived marketing and PR promotions that grew bidder base by 208% to over 75k registered users
► Transformed Company's weakest market (Arizona) into strongest over two months by initiating Spanish advertising program in the US and Mexico to optimize ad spend. Generated $560k in sales on an advertising budget of $12k (~50x ROI)
► Partnered closely with Finance, Creative, Client Services and Operational teams to open three new markets in 10 months: Phoenix, AZ (July 2014); Indianapolis, IN (September 2014); Greenville, SC (April 2015). Successfully marketed grand opening of SC location within 12 days of warehouse access

▾ 1 recommendation



Diana Ratliff
Digital Marketing & Online Selling Expert 🚀 *White-Label* Ad Agency Partner - Need Help? ...

It is rare to meet someone as devoted to excellent customer service as Julian. I met him at a conference and have subsequently seen his interactions on behalf of his company on Facebook. He truly represents his company in an ethical and professional... View ↓

Presentation Deck for Industry Speaking Eng...



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Co-Founder

Web Video Crew

January 2011 – March 2014 (3 years 3 months) | San Francisco Bay Area

Web Video Crew was a boutique marketing agency I co-founded and grew, providing predominantly B2C companies with video production, website development, online marketing, branding, reputation management, content creation, SEO, SEM, lead generation, and local listing services. Target market: SMBs in the $1M-$10M annual revenue range.

MANAGEMENT
• Directed Company's client services, sales, marketing, social media and videography departments, totaling 50+ employees
• Maximized operational efficiency by recruiting and training an overseas team of 25+ full time employees
• Built a national database of 500+ professional videographers to fulfill client video projects on demand anywhere in USA
• Collaborated with clients on marketing initiatives by leveraging third party tools and service providers, such as MyTime, Asana, Hootsuite, YMLP, SEMrush, Neustar Localeze, WordPress, TubeMogul, ShortStack and RocketLawyer

LEAD GENERATION
• Spearheaded Company's B2B lead generation initiatives, including email marketing, social media management, outbound and inbound calling, content marketing and SEO
• Engaged on weekly basis with senior management to report on data analytics and new B2B campaign initiatives
• Qualified leads and nurtured prospects throughout the conversion funnel

---

RESULTS:
► Built CRM database to 500+ qualified leads in sales pipeline
► Propelled Company to profitability by creating and selling high-margin social media management service (80% profit margin)
► Closed contracts for marketing projects with 200+ clients, including Living Spaces, one of USA's largest furniture brands; Shapes Brow Bar, a beauty bar with 65 locations nationwide; and Big Mama's & Papa's Pizzeria, a Southern California pizza chain with 20 locations
► Helped contribute to one of 2014's biggest branding events – the delivery of Big Mama's & Papa's Pizza to the 2014 Oscars
► Closed monthly subscription contracts totaling $30k+ in recurring revenue

Big Mama's & Papa's Pizzeria Social Media

Web Video Crew's YouTube Channel

Living Spaces' Social Media

Managing Partner

Jippidy.com

June 2009 – March 2014 (4 years 10 months) | San Francisco, CA

Jippidy.com (Jippidy Enterprises, Inc.) was a video-powered local business directory, also known as the "Online Video Yellow Pages". I was recruited by Jippidy's Founder/CEO George Oji to spearhead the public launch of the brand in two initial test markets, Los Angeles and San Francisco.

RESULTS

▶ Developed and executed Jippidy's Go-To-Market launch in SF Bay Area, growing website traffic to 10k monthly unique visitors and an Alexa ranking of 90k within eight months from site launch by introducing online video promotion for popular businesses

▶ Grew Jippidy's YouTube channel to 200+ total videos with 2.8 million views and 3.5k subscribers

▶ Overwhelming demand for Jippidy's online marketing services led to creation of Web Video Crew, a boutique marketing agency, to assist Jippidy clients with their video production, social media management, SEO, and other digital marketing efforts.

▸ 1 project

▾ 1 recommendation



Cynthia Sycip

Heliumasia Magazine

Julian knows how to effectively communicate what he wants accomplished and has been extremely helpful because it gets the whole project moving faster. He's a natural when it comes to motivating people, discussing ideas and giving instructions. He... View↓


ON
Jippidy

Jippidy's Business Videos

Assistant Vice President

Financial Security Assurance

April 2007 – July 2009 (2 years 4 months) | San Francisco Bay Area

Financial Security Assurance was the municipal bond market's leading financial guarantor until it was acquired by Assured Guaranty Ltd. in 2009.

I served as the lead credit analyst on municipal bond insurance transactions totaling $10 billion+ of debt issuance, generating in excess of $100 million of premiums for then market leader. This resulted in promotion to one of the Company's youngest Assistant Vice Presidents.

RESPONSIBILITIES INCLUDED:

• Evaluated credit risk of municipal issuers of long-term bonds by analyzing their financial health and interacting with underwriters, financial advisors and bond counsel
• Focused on municipal bonds issued in states west of the Mississippi River
• Experienced in analyzing all credit structures, including general obligation, airport revenue, utility revenue, redevelopment funds, special assessment securities, higher education revenue, sales tax transactions and lease revenue
• Specialized in special district obligations, assessments and tax increments
• Served as Company's lead on earthquake risk assessment
• Worked in New York at Company headquarters for six-month rotation (January-June 2006)
• Presented daily to Municipal Underwriting Committee consisting of CEO, President and Chief Underwriting Officer


On July 1, 2009, FSA became an Assured Guaranty company.

Financial Security Assurance

Associate

Financial Security Assurance

June 2003 – March 2007 (3 years 10 months) | San Francisco, CA

Intern

Financial Security Assurance

June 2002 – May 2003 (1 year) | San Francisco, CA

Education

Stanford University

Bachelor of Arts (B.A.), Economics

1998 – 2003

Activities and Societies: * Founding Member of Stanford's first Latino-interest based fraternity, Gamma Zeta Alpha Fraternity, Inc.

Projects

Poleng Lounge - Jippidy.com

November 2009 – November 2009

I worked with Jippidy and Poleng Lounge to setup a two hour shoot. I captured the food preparation process and the items requested by the restaurant owners. I then worked with the client to meet their needs with music and featured items. Nightclub footage was captured by college. (Victor Tran)

4 team members

Julian Martinez
Director of Marketing at MaestroConfere...

Victor Shklyar
Video Professional

George Oji
Co-Founder

Kendra Casanova
Enterprise Account Manager at Comcast...

Jippidy, Inc.

January 2010

Edited two minute shorts for local Bay Area businesses for Jippidy.com yellow pages.

2 team members

Julian Martinez
Director of Marketing at MaestroConfere...

Marlenee Heath
Founder at Crockett Parent Social Club

Skills

Top Skills

- 27 Social Media Marketing
- 23 Management
- 25 Marketing
- 14 Marketing Strategy
- 12 SEO
- 7 Strategic Planning
- 7 New Business Development
- 9 Social Media
- 5 Business Strategy
- 4 Video Production

Julian also knows about...

- 3 Project Management
- 4 Business Development
- 3 Start-ups
- 3 Entrepreneurship
- 2 Financial Modeling
- 2 Research
- 7 Online Marketing
- 1 Financial Analysis
- Go-to-market Strategy
- 1 Product Marketing
- 1 Sales Management
- 1 Lead Generation
- Overseas Sourcing
- 1 Leadership
- 1 Multi-channel Marketing

See 25+ ›

Additional Info

- **Interests**

TRAVELING: have traveled to six of the seven continents (Antarctica would make seven), serve as the travel guide for my friends and family. FOOD & EVENTS: constantly keeping tabs on new restaurant and bar openings in the Bay Area, when it comes to planning a day or night out, my social circle comes to me for advice. CRAFT BEER. ECOMMERCE TRENDS.

Recommendations

Received (2) Given (4)

Marketing Director
BidOnFusion.com (Fusion Surplus Solutions, Inc.)



Diana Ratliff
Digital Marketing & Online Selling Expert 🚀 *White-Label* Ad Agency Partner - Need Help? 🚀 Amazon & Ecommerce

" It is rare to meet someone as devoted to excellent customer service as Julian. I met him at a conference and have subsequently seen his interactions on behalf of his company on Facebook. He truly represents his company in an ethical and professional way - and is a very savvy marketer too.

February 16, 2015, Diana was with another company when working with Julian at BidOnFusion.com (Fusion Surplus Solutions, Inc.)

Managing Partner
Jippidy.com



Cynthia Sycip
Heliumasia Magazine

" Julian knows how to effectively communicate what he wants accomplished and has been extremely helpful because it gets the whole project moving faster. He's a natural when it comes to motivating people, discussing ideas and giving instructions. He gives leeway for creative thought and brings out the best in every person in his team.He appreciates people who can think "out... **more**

January 5, 2013, Cynthia reported to Julian at Jippidy.com

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